O’Melveny & Myers LLP	T: +1 212 326 2000
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New York, NY 10019-6022

June 5, 2026

Evolus, Inc.
520 Newport Center Drive, Suite 1200
Newport Beach, CA 92660

Re: Evolus, Inc. Registration statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Evolus, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the shelf registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 5, 2026 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the SEC promulgated under the Securities Act, of an indeterminate amount of the following securities: (i) shares of the Company’s common stock, par value $0.00001 (the “Common Stock”), (ii) shares of the Company’s preferred stock, par value $0.00001 per share (the “Preferred Stock”), (iii) debt securities, which may be either senior or subordinated debt securities or senior or subordinated convertible debt securities (the “Debt Securities”) to be entered into pursuant to an indenture (the “Base Indenture”), as amended or supplemented from time to time pursuant to one or more supplements or officer’s certificates to the Base Indenture (the “Supplemental Indenture Documents” and, together with the Base Indenture, the “Indenture”), in each case to be entered into by the Company, (iv) warrants to purchase shares of Common Stock (the “Common Stock Warrants”), warrants to purchase shares of Preferred Stock, (the “Preferred Stock Warrants”), or warrants to purchase Debt Securities (together with the Common Stock Warrants and the Preferred Stock Warrants, the “Warrants”), in each case to be issued pursuant to a warrant agreement (the “Warrant Agreement”) between the Company and a warrant agent to be appointed prior to the issuance of the Warrants, (v) rights to purchase shares of Common Stock (the “Common Stock Rights”), rights to purchase shares of Preferred Stock, (the “Preferred Stock Rights”), or rights to purchase Warrants (together with the Common Stock Rights and the Preferred Stock Rights, the “Rights”), in each case to be issued pursuant to a rights agreement (each, a “Rights Agreement”) between the Company and a rights agent to be appointed prior to the issuance of the Rights or (vi) units consisting of two or more of these classes or series of securities (the “Units”), in each case to be issued pursuant to a unit agreement (each, a “Unit Agreement”) between the Company and a unit agent to be appointed prior to the issuance of the Units. The Common Stock, Preferred Stock, Debt Securities, Warrants, Rights, and Units are collectively referred to herein as the “Registered Securities.” The Indenture, Warrant Agreements, Rights Agreements and Unit Agreements are collectively referred to herein as the “Agreements.”

In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those corporate and other records and documents we considered appropriate including, without limitation:

(i)    the Registration Statement;
(ii)    the form of the Base Indenture;

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(v)    the Amended and Restated Certificate of Incorporation of the Company as presently in effect (the “Certificate of Incorporation”);
(vi)    the Amended and Restated Bylaws of the Company as presently in effect; and
(vii)    resolutions adopted by the Board of Directors of the Company relating to the registration of the offer and sale of the Registered Securities.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that New York law will be chosen to govern the Agreements and that such choice is a valid and legal provision. To the extent that the Company’s obligations depend on the enforceability of any Agreement against the other parties to such Agreement, we have assumed that such Agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have also assumed that, at or prior to the time of delivery of any applicable Registered Securities, (i) the Registration Statement will be effective and will comply with all applicable laws at the time the Registered Securities are offered or issued as contemplated by the Registration Statement (ii) an appropriate prospectus supplement describing each class or series of Registered Securities offered pursuant to the Registration Statement, to the extent required by the Securities Act and the applicable rules and regulations thereunder, has been prepared, delivered and has been or will be filed in compliance with the Securities Act and the applicable rules and regulations thereunder, (iii) the Company is validly existing and in good standing under the law of the State of Delaware, with all corporate or limited liability company power and authority to enter into the Agreements to which it is a party and to perform its obligations thereunder, (iv) the Registered Securities (other than Debt Securities) have been authorized by all necessary corporate action on the part of the Company (including, in the case of Preferred Stock, any filing or other corporate action necessary to create and establish the terms of such Preferred Stock), and any Debt Securities have been authorized by all necessary corporate action on the part of the Company, (vi) a Certificate of Designation creating and designating the number of shares and terms of any class or series of Preferred Stock to be issued by the Company will have been filed with and accepted for record by the Delaware Secretary of State, (vii) any Common Stock or Preferred Stock that may be issued upon conversion or exercise of any other Registered Securities convertible into or exercisable for such Common Stock or Preferred Stock will not exceed the limits of the then remaining authorized but unissued amount of such Common Stock or Preferred Stock (including the applicable class or series of Preferred Stock) that the Company is then authorized to issue under its Certificate of Incorporation, (viii) the execution, delivery and performance of any applicable Supplemental Indenture Documents, Warrant Agreements, Rights Agreements or Unit Agreements with respect to the Registered Securities have been duly authorized by all necessary corporate action on the part of the Company and each such Agreement has been duly executed and delivered by the Company, (ix) there has not occurred any change in law or further action by the Board of Directors of the Company (or any authorized committee thereof) affecting the validity or enforceability of the applicable Registered Securities, and (x) all Registered Securities will be issued and sold in the manner contemplated by the Registration Statement and any applicable prospectus supplement. We have also assumed that none of the terms of any Registered Securities to be established after the date hereof, nor the issuance and delivery of such Registered Securities, nor the compliance by the Company, with the terms of such Registered Securities will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.When an issuance of Common Stock has been duly authorized by all necessary corporate action on the part of the Company, upon issuance, delivery and payment therefor in an amount not less than the par value thereof and in the manner contemplated by the Registration Statement and/or the prospectus and applicable prospectus supplement(s) and by such corporate action, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.When a series of Preferred Stock has been duly established in accordance with the terms of the Certificate of Incorporation, as may be duly amended, modified or replaced, and authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in an amount not less than the par value thereof and in the manner contemplated by the Registration Statement and/or the prospectus and applicable prospectus supplement(s) and by such corporate action, such shares of such series of Preferred Stock will be validly issued, fully paid and nonassessable.

3.With respect to any series of Debt Securities offered under the Registration Statement (the “Offered Debt Securities”), when (i) the specific terms of the particular Offered Debt Securities have been duly established in accordance with the applicable Indenture, (ii) the Base Indenture and the applicable Supplemental Indenture Documents to be entered into in connection with the issuance of any Offered Debt Securities have been duly authorized, executed authenticated, issued and delivered by each party thereto, and (iii) the Offered Debt Securities have been duly authorized, authenticated, executed, issued and delivered in accordance with the terms of the Indenture and the applicable underwriting or other agreement (including, in the case of “book entry” Offered Debt Securities, such Debt Securities being entered under the names of the purchasers thereof on the books of a depositary) against payment therefor, such Offered Debt Securities will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”). We express no opinion as to the validity, legally binding effect or enforceability of the provisions relating to disclaimers, waivers, releases, indemnities, hold harmless provisions, exculpations, provisions for contribution and liquidated damages, and other provisions, however expressed, altering or eliminating the rights, liabilities or remedies a party otherwise would have, nor any provision having the effect of modifying the statute of limitations (collectively, the “Risk-Allocation Provisions”).

4.With respect to any Warrants offered under the Registration Statement (the “Offered Warrants”), when (i) the Common Stock, Preferred Stock or Debt Securities relating to such Offered Warrants have been duly authorized for issuance, (ii) the applicable Warrant Agreement has been duly authorized, executed and delivered by each party thereto, and (iii) the Offered Warrants have been duly authorized, executed, issued and delivered in accordance with the terms of the applicable Warrant Agreement and the applicable underwriting or other agreement against payment therefor, such Offered Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by the Enforceability Exceptions; provided that we express no opinion as to the Risk-Allocation Provisions.

5.With respect to any Rights offered under the Registration Statement (the “Offered Rights”), when (i) the Common Stock, Preferred Stock or Warrants relating to such Offered Rights have been duly authorized for issuance, (ii) the applicable Rights Agreement has been duly authorized, executed and delivered by each party thereto, and (iii) the Offered Rights have been duly authorized, executed, issued and delivered in accordance with the terms of the applicable Rights Agreement and the applicable underwriting or other agreement against payment therefor, such Offered Rights will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by the Enforceability Exceptions; provided that we express no opinion as to the Risk-Allocation Provisions.

6.With respect to any Units offered under the Registration Statement (the “Offered Units”), when (i) the Common Stock, Preferred Stock, Debt Securities, Warrants or Rights relating to such Offered Units have been duly authorized for issuance, (ii) the applicable Unit Agreement has been duly authorized, executed and delivered by each party thereto, and (iii) the Offered Units have been duly authorized, executed, issued and delivered in accordance with the terms of the applicable Unit Agreement and the applicable underwriting or other agreement against payment therefor, such Offered Units will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by the Enforceability Exceptions; provided that we express no opinion as to the Risk-Allocation Provisions.

The law governed by this opinion letter is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the base prospectus included in the Registration Statement, or any applicable prospectus supplement(s), other than as expressly stated herein with respect to the Registered Securities.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the base prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted, /s/ O’Melveny & Myers LLP